Exhibit 99.1

Nabors Announces Second Quarter 2019 Results

NEWS RELEASE

HAMILTON, Bermuda, July 29, 2019 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported second quarter 2019 operating revenue of $771 million, compared to operating revenue of $800 million in the first quarter. Net income from continuing operations attributable to Nabors common shareholders for the quarter was a loss of $208 million, or $0.61 per share, compared to a loss of $122 million, or $0.36 per share, in the prior quarter. Results for the second quarter included net goodwill and intangible asset impairments of $99 million, or $0.29 per share, which were partially offset by a non-recurring tax gain of $31 million, or $0.09 per share.

Second-quarter consolidated adjusted EBITDA was $198.4 million, compared to $197.0 million in the previous quarter. Substantial sequential improvements in the Lower 48, Rig Technologies and, to a lesser extent International, more than offset lower seasonal activity in Canada, U.S. Offshore and Alaska. Adjusted operating income for the Company was a loss of $19.9 million in the second quarter, compared to a loss of $13.4 million in the first quarter.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “For our industry, the quarter was marked by continued gradual softening of drilling activity in the lower 48 and a more positive outlook internationally. We are seeing the same broad market trends and expect they will continue throughout the third quarter. Discussions with our customers indicate a modest temporary reduction in our Lower 48 results, with improvement in our International second-half results.

“Contrary to the drop in lower 48 industry rig count, we grew our second quarter rig count by three rigs to nearly 115, as five upgraded rigs were deployed during the quarter.   We also modestly improved daily margins.  Our Canada rig count averaged 7.4 rigs with the seasonal downturn, an 8.9 rig reduction compared to the first quarter.  We also anticipate a third quarter improvement in Canada as seasonal activity recovers.  Our rig count in Canada is expected to approach 15 rigs in the fourth quarter.

“Internationally, we have not yet benefitted from the increased rig demand, as our average rig count fell by one. Two of our rigs in Argentina, which were extended for a multiyear term, were temporarily idled due to mandatory recertifications before commencing the new contract term.  We expect our average International rig count to remain flat sequentially, with the potential for a three rig increase late in the third quarter, benefitting the fourth quarter.

Mr. Petrello continued, “Our Rig Technologies and Drilling Solutions segments each reported sequential progress. Rig Technologies posted a meaningful improvement with increased aftermarket content, a larger proportion of third-party sales, lower costs and initial revenues in robotics.  Drilling Solutions grew despite the loss of some revenue on third-party rigs, as those rigs shut down. Meanwhile, we continue to see greater penetration of our automation and integration initiatives, as we secured additional jobs for our Navigator™ and ROCKit® Pilot directional drilling automation systems. Today these systems are working for seven customers in four basins. Customer adoption is widening and we expect increasing financial contributions in coming quarters.”

Consolidated and Segment Results

The U.S. Drilling segment reported essentially flat adjusted EBITDA of $125 million.  Improvement in the Lower 48 operation was offset by seasonal declines in activity in Alaska and U.S. Offshore. During the quarter, utilization of the Company’s high-specification rigs in the Lower 48 was approximately 95%. Gross margin increased modestly to $10,220 per day and is expected to increase slightly during the third quarter. This segment’s rig count currently stands at 121, with 112 rigs working in the Lower 48.

International Drilling adjusted EBITDA increased sequentially by 1%, to $87 million. Quarterly average rig count declined by one to 89, while the average margin per day was essentially unchanged, at approximately $12,600. During the third quarter, the Company expects adjusted EBITDA to increase by $5 to $7 million, reflecting improved operational performance in various markets and cost reductions.

Canada Drilling operations were negatively impacted by the seasonal downturn in addition to the relatively weak current market conditions. Adjusted EBITDA of $1.1 million was down from $7.4 million in the first quarter. The average daily gross margin decreased sequentially to slightly below $3,800.

In Drilling Solutions, adjusted EBITDA of $22.5 million was $1.4 million higher than the first quarter, despite a decreased overall industry rig count in the lower 48. Drilling performance software revenue and margins continued to strengthen, with increased market penetration of drilling automation systems.  Results in wellbore placement and PetroMar also improved.

In the Rig Technologies segment, second quarter adjusted EBITDA improved to $3.2 million from an adjusted EBITDA loss of $2.3 million in the first quarter. The results reflect higher margins in Canrig, reduced costs related to the commercialization of the rotary steerable tool, and initial revenue and lower costs in robotic drilling systems.

Capital Expenditures and Liquidity

Capital expenditures for the quarter were higher than expected at $131 million reflecting Lower 48 rig upgrade deployments, which were ahead of schedule, bringing year-to-date capital spending to approximately $275 million. Capital expenditures for the remainder of the year should decline significantly with no additional Lower 48 rig upgrades scheduled and International expenditures for several rig deployments winding down.

William Restrepo, Nabors Chief Financial Officer, stated, “Free cash flow after dividends was healthy at $82 million, as compared to $100 million consumed in the first quarter. In the quarter we repurchased $305 million of our 2020 senior notes, which cost us approximately $7 million in premiums, prepayment of accrued interest and transaction fees. Quarterly capital expenditures were $131 million, compared to $146 million in the first quarter. In the third quarter, we are targeting positive free cash flow after dividends, despite semiannual interest payments on our outstanding senior notes. We continue to target $400 million in capital spending for the full year and expect to deliver in excess of $200 million in net debt reduction during the full year 2019.”

Mr. Petrello concluded, “Despite ongoing volatility in oil prices, and the resultant caution on the part of our U.S. customer base, we continue to believe we will see improving results over the balance of this year.  This view is based on limited downside in the Lower 48, an improving outlook in certain international markets and Drilling Solutions, as well as seasonal recoveries in Canada, Alaska and Offshore.

“In the U.S., our strategy of deploying the highest-specification rigs to the industry’s most demanding customers has been successful, as demonstrated by our Lower 48 results. However, we also believe the current market conditions are likely to result in a temporary decrease in utilization in our Lower 48 operations during the third quarter.  Nonetheless, we are encouraged by customer inquiries regarding the availability of our higher-spec rigs to support their drilling plans for early 2020, which we expect to benefit our fourth quarter 2019 results.

“On a consolidated basis we expect our adjusted EBITDA to continue improving over the following quarters.”

About Nabors

Nabors  (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and provides offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America

(“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents, and short-term investments.  Free cash flow after dividends represents net cash provided by operating activities less cash used for investing activities and cash paid for dividends. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base and pay dividends. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow after dividends, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow after dividends to cash flow provided by operations , which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Senior Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William C. Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2019	2018	2019	2019	2018

Revenues and other income:
Operating revenues	$771,406	$761,920	$799,640	$1,571,046	$1,496,114
Earnings (losses) from unconsolidated affiliates	—	(1)	(5)	(5)	1
Investment income (loss)	469	(3,164)	9,677	10,146	(2,699)
Total revenues and other income	771,875	758,755	809,312	1,581,187	1,493,416

Costs and other deductions:
Direct costs	496,664	493,975	520,957	1,017,621	969,378
General and administrative expenses	64,415	67,823	68,167	132,582	142,394
Research and engineering	11,920	12,439	13,520	25,440	28,245
Depreciation and amortization	218,319	218,262	210,391	428,710	431,710
Interest expense	51,491	60,592	52,352	103,843	121,978
Impairments and other charges	102,570	69,620	(2,667)	99,903	76,664
Other, net	7,899	7,981	20,169	28,068	15,026
Total costs and other deductions	953,278	930,692	882,889	1,836,167	1,785,395

Income (loss) from continuing operations before income taxes	(181,403)	(171,937)	(73,577)	(254,980)	(291,979)
Income tax expense (benefit)	11,398	23,278	29,799	41,197	46,823

Income (loss) from continuing operations, net of tax	(192,801)	(195,215)	(103,376)	(296,177)	(338,802)
Income (loss) from discontinued operations, net of tax	(34)	(584)	(157)	(191)	(659)

Net income (loss)	(192,835)	(195,799)	(103,533)	(296,368)	(339,461)
Less: Net (income) loss attributable to noncontrolling interest	(10,729)	(2,953)	(14,176)	(24,905)	(3,492)
Net income (loss) attributable to Nabors	$(203,564)	$(198,752)	$(117,709)	$(321,273)	$(342,953)
Less: Preferred stock dividend	$(4,312)	$(3,680)	$(4,313)	$(8,625)	$(3,680)
Net income (loss) attributable to Nabors common shareholders	$(207,876)	$(202,432)	$(122,022)	$(329,898)	$(346,633)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(207,842)	$(201,848)	$(121,865)	$(329,707)	$(345,974)
Net income (loss) from discontinued operations	(34)	(584)	(157)	(191)	(659)
Net income (loss) attributable to Nabors common shareholders	$(207,876)	$(202,432)	$(122,022)	$(329,898)	$(346,633)

Earnings (losses) per share:
Basic from continuing operations	$(0.61)	$(0.61)	$(0.36)	$(0.97)	$(1.08)
Basic from discontinued operations	—	—	—	—	—
Total Basic	$(0.61)	$(0.61)	$(0.36)	$(0.97)	$(1.08)

Diluted from continuing operations	$(0.61)	$(0.61)	$(0.36)	$(0.97)	$(1.08)
Diluted from discontinued operations	—	—	—	—	—
Total Diluted	$(0.61)	$(0.61)	$(0.36)	$(0.97)	$(1.08)

Weighted-average number of common shares outstanding:
Basic	351,543	328,372	350,764	351,154	318,580
Diluted	351,543	328,372	350,764	351,154	318,580

Adjusted EBITDA	$198,407	$187,683	$196,996	$395,403	$356,097

Adjusted operating income (loss)	$(19,912)	$(30,579)	$(13,395)	$(33,307)	$(75,613)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,
(In thousands)	2019	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$395,716	$469,717	$481,802
Accounts receivable, net	737,353	743,528	756,320
Assets held for sale	8,004	12,330	12,250
Other current assets	325,606	330,328	343,191
Total current assets	1,466,679	1,555,903	1,593,563
Property, plant and equipment, net	5,301,252	5,399,514	5,467,870
Goodwill	90,645	184,104	183,914
Other long-term assets	655,927	634,163	608,597
Total assets	$7,514,503	$7,773,684	$7,853,944

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$790	$850	$561
Other current liabilities	771,377	734,952	831,516
Total current liabilities	772,167	735,802	832,077
Long-term debt	3,550,577	3,677,580	3,585,884
Other long-term liabilities	321,576	300,340	280,796
Total liabilities	4,644,320	4,713,722	4,698,757

Redeemable noncontrolling interest in subsidiary	415,042	409,923	404,861

Equity:
Shareholders’ equity	2,381,514	2,586,335	2,700,850
Noncontrolling interest	73,627	63,704	49,476
Total equity	2,455,141	2,650,039	2,750,326
Total liabilities and equity	$7,514,503	$7,773,684	$7,853,944

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2019	2018	2019	2019	2018

Operating revenues:
U.S. Drilling	$323,402	$264,395	$320,209	$643,611	$505,397
Canada Drilling	11,389	17,442	25,315	36,704	49,329
International Drilling	326,905	377,986	337,256	664,161	746,831
Drilling Solutions	64,583	59,859	65,422	130,005	122,507
Rig Technologies (1)	72,751	81,321	71,753	144,504	145,990
Other reconciling items (2)	(27,624)	(39,083)	(20,315)	(47,939)	(73,940)
Total operating revenues	$771,406	$761,920	$799,640	$1,571,046	$1,496,114

Adjusted EBITDA: (3)
U.S. Drilling	$124,924	$86,923	$125,005	$249,929	$159,990
Canada Drilling	1,069	4,963	7,446	8,515	14,262
International Drilling	86,767	122,631	85,844	172,611	246,621
Drilling Solutions	22,461	14,765	21,046	43,507	29,493
Rig Technologies (1)	3,160	446	(2,296)	864	(8,238)
Other reconciling items (4)	(39,974)	(42,045)	(40,049)	(80,023)	(86,031)
Total adjusted EBITDA	$198,407	$187,683	$196,996	$395,403	$356,097

Adjusted operating income (loss): (5)
U.S. Drilling	$20,392	$(13,107)	$24,683	$45,075	$(32,853)
Canada Drilling	(5,537)	(4,608)	(59)	(5,596)	(5,200)
International Drilling	(6,884)	24,486	(5,637)	(12,521)	49,022
Drilling Solutions	13,793	7,546	12,855	26,648	16,267
Rig Technologies (1)	496	(3,433)	(5,148)	(4,652)	(16,409)
Other reconciling items (4)	(42,172)	(41,463)	(40,089)	(82,261)	(86,440)
Total adjusted operating income (loss)	$(19,912)	$(30,579)	$(13,395)	$(33,307)	$(75,613)

Rig activity:
Average Rigs Working: (6)
U.S. Drilling	122.2	112.1	120.9	121.5	112.0
Canada Drilling	7.4	10.2	16.3	11.8	15.6
International Drilling	88.6	93.1	89.7	89.1	93.8
Total average rigs working	218.2	215.4	226.9	222.4	221.4

(1)         Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)         Represents the elimination of inter-segment transactions.

(3)         Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)         Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)         Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)         Represents a measure of the average number of rigs operating during a given period.  For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter.  On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2019	2018	2019	2019	2018

Adjusted EBITDA	$198,407	$187,683	$196,996	$395,403	$356,097
Depreciation and amortization	(218,319)	(218,262)	(210,391)	(428,710)	(431,710)
Adjusted operating income (loss)	(19,912)	(30,579)	(13,395)	(33,307)	(75,613)

Earnings (losses) from unconsolidated affiliates	—	(1)	(5)	(5)	1
Investment income (loss)	469	(3,164)	9,677	10,146	(2,699)
Interest expense	(51,491)	(60,592)	(52,352)	(103,843)	(121,978)
Impairments and other charges	(102,570)	(69,620)	2,667	(99,903)	(76,664)
Other, net	(7,899)	(7,981)	(20,169)	(28,068)	(15,026)
Income (loss) from continuing operations before income taxes	$(181,403)	$(171,937)	$(73,577)	$(254,980)	$(291,979)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	June 30,	March 31,	December 31,
(In thousands)	2019	2019	2018
	(Unaudited)
Current portion of debt	$790	$850	$561
Long-term debt	3,550,577	3,677,580	3,585,884
Total Debt	3,551,367	3,678,430	3,586,445
Less: Cash and short-term investments	395,716	469,717	481,802
Net Debt	$3,155,651	$3,208,713	$3,104,643

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW AFTER DIVIDENDS TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2019	2019	2019

Net cash provided by operating activities	$203,231	$69,854	$273,085
Less: Net cash used for investing activities	(113,760)	(144,444)	(258,204)
Less: Dividends to common and preferred shareholders	(7,940)	(25,765)	(33,705)
Free cash flow after dividends	$81,531	$(100,355)	$(18,824)

Free cash flow after dividends represents net cash provided by operating activities less cash used for investing activities and cash paid for dividends. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base and pay dividends. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow after dividends, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.